February 3, 2003

Mr. Johan C. Liedgren, Director
Mr. Charles P. Waite, Jr., Director
Loudeye Technologies, Inc.
1130 Rainier Avenue South
Seattle, WA 98144

Dear Directors:

Re: Retainer Agreement between Regent Pacific Management Corporation and Loudeye Technologies, Inc.

I am writing this letter, pursuant to your request, to set forth the terms and conditions upon which Regent Pacific Management Corporation ("Regent Pacific"), will be engaged to perform certain management services for Loudeye Technologies, Inc., a Delaware corporation, and its wholly owned and controlled subsidiaries (collectively, "Loudeye"), under certain guarantees and indemnities to be provided by the company and the board. This agreement is contingent upon and subject to an indemnification and guarantee agreement, in a form acceptable to Regent Pacific.

The Board of Directors have decided to review all operations of Loudeye, evaluate its business plan and prospects; and implement a course of action to maximize shareholder value based on the results of the review and evaluation. The Directors have engaged Regent Pacific to assist in those activities and to provide general management services during those processes.

Included within these services will be the following work product, which Regent Pacific will supply to Loudeye in accordance with the terms of this letter and for the agreed-upon cash payments required by this letter:

1.

Regent Pacific agrees to provide a crisis team, to immediately assume the chief executive and general management responsibilities of Loudeye, and to develop and implement a restructuring and recovery plan for Loudeye. The goal of this assignment shall be to control the immediate crisis situation and redirect the company with respect to the potential financial and operational restructuring of the ongoing business of Loudeye.

2.

Regent Pacific shall provide the services of Gary J. Sbona, Chairman and Chief Executive Officer of Regent Pacific Management Corporation, as a board-appointed Member of the Board of Directors and Philip J. Gioia, Principal of Regent Pacific, as the board-appointed President and Chief Executive Officer of Loudeye, who shall be part of the crisis team and jointly lead the engagement on behalf of Regent Pacific. Regent Pacific shall be appointed by the Board of Directors to provide General Management services to Loudeye. Regent Pacific and Messrs. Sbona and Gioia shall report to the Board of Directors of Loudeye and shall be solely accountable to the Board for fulfilling the obligations of this engagement.

Regent Pacific's services do not include the following activities and/or work product:

With the exception of Gary J. Sbona and Philip J. Gioia, Regent Pacific personnel provided under the terms of this engagement shall not be appointed officers or directors of Loudeye, and shall not accept nor be held accountable for the fiduciary obligations of an officer or director of Loudeye, except as mutually agreed upon by the parties.

Regent Pacific is prepared to begin our services this week, contingent upon:

1.	This duly executed retainer agreement on the part of Loudeye;

2.	The transfer of and receipt by Regent Pacific of the required initial payments of this retainer agreement;

3.	Duly executed indemnification agreement between Loudeye and Mr. Sbona and Mr. Gioia, and Loudeye and Regent Pacific in a form acceptable to Regent Pacific within five business days of this agreement.

4.	Duly executed employee stock option agreement in a form acceptable to Regent Pacific within five business days of this agreement.

In addition to Mr. Sbona and Mr. Gioia, the initial team assigned will be James A. Tuttle, Matthew W. Service, Joan A. Miszak and Peter R. Simpson, Principals of Regent Pacific. Loudeye understands that Regent Pacific retains the right to assign or interchange these people with other people as the work progresses, in order to address Loudeye's requirements, as long as the fee paid for our services is not increased for the included work product.

Fees: We have agreed to provide the work product included in this agreement for a period of twenty-six (26) weeks of non-cancelable service. This service shall be $60,000 per week payable in four (4) week increments, each to be paid in advance of each Regent Pacific standard four-week billing period. At the conclusion of the first thirteen (13) weeks of the engagement, it is agreed that Regent Pacific and Loudeye will re-evaluate the required resources and fees for service to continue the engagement and adjust them where agreed. It is agreed and understood between us that the payments of such cash fees are to be made immediately preceding the start of each four-week billing period, and that failure to pay such periodic payments when due shall constitute a breach of this agreement by Loudeye. It is further understood that Regent Pacific's fees are to be paid in advance of the work to be performed, and that the initial payment is to be paid on or before February 4, 2003. It is further agreed that such cash payments are earned in full upon receipt by Regent Pacific, by virtue of our accepting this agreement and the responsibilities it entails, and are nonrefundable.

Advance retainer: In the light of the uncertainty of the situation facing Loudeye, Loudeye agrees to pay Regent Pacific an advance four (4) weeks retainer for services which may be rendered and expenses which may be incurred in connection with this engagement. The amount of that retainer is to be in the sum of $240,000. The funds shall be deposited in an escrow account titled "Regent Pacific Management Corporation, for the benefit of Loudeye." Immediately prior to any cancellation by Loudeye prior to the expiration of the non-cancelable period or, thereafter, without 60 days written notice, or immediately upon the filing of any petition in bankruptcy by or against Loudeye, the retainer, plus any interest earned thereon, shall become the property of Regent Pacific, free and clear of any claims of Loudeye, and shall be transferred to Regent Pacific's general account. In such an event or in the event that this agreement expires upon completion of the term, or terminates in accordance with its cancellation provisions, the retainer shall be deemed earned in full by virtue of Regent Pacific's undertaking this engagement and be nonrefundable. This sum is in addition to and not in satisfaction of any damages which Regent Pacific may otherwise recover against Loudeye for breach of this agreement, and reflects Loudeye's agreement that the retainer represents the minimum fee for Regent Pacific's acceptance of the agreement and the work undertaken, irrespective of the amount of time actually spent by Regent Pacific in the course of its employment.

Stock Options: In addition to the cash fees payable to Regent Pacific under the terms of this agreement, it is agreed that Loudeye will grant options to Gary J. Sbona and/or his designee from time-to-time, initially as an inducement for employment and subsequently as an incentive for agreeing to extend the terms of this agreement. The initial stock option grant to Gary J. Sbona, will be one million (1,000,000) shares of Loudeye common stock at the market closing price as of February 3, 2003. Contingent upon the continued employment of Gary J. Sbona and Regent Pacific by Loudeye, the initial stock option grant will be followed by a stock option grant of one million (1,000,000) shares of Loudeye common stock at the market closing price as of May 5, 2003, a stock option grant of one million (1,000,000) shares of Loudeye common stock at the market closing price as of August 4, 2003 and a stock option grant of one million (1,000,000) shares of Loudeye common stock at the market closing price as of November 3, 2003. The terms of these option grants and of any subsequent option grant, shall include but not be limited to (a) vesting to commence immediately after the grant date, (b) vesting to be monthly over a period of one year. Additionally, all shares subject to those stock options which have been granted will fully vest automatically upon (i) the consummation of a sale of all or substantially all of the assets of the Company, (ii) a merger of the Company with or into another corporation in which the stockholders of the Company immediately before the transaction do not own, directly or indirectly, a majority of the voting stock of the Company or the surviving entity immediately following the transaction, or (iii) termination of employment by the Company without cause. For these purposes, "cause" will be defined to mean (i) Optionee's violation of any material provision of the Company's standard agreement relating to proprietary rights, (ii) any act of theft or dishonesty, (iii) any immoral or illegal act which has a detrimental effect on this business or reputation of the Company or any Participating Company, or (iv) any material failure to use reasonable efforts to perform reasonably requested tasks after written notice and a reasonable opportunity to comply with such notice. Stock options in addition to those referenced in this agreement may be granted to Gary J. Sbona and/or his designee from time to time at the sole discretion of Loudeye Board of Directors.

Term of agreement: The term of this agreement shall be for twenty-six (26) weeks of non-cancelable service, unless earlier terminated in accordance with this paragraph. Regent Pacific hereby commits the availability of its resources to Loudeye under this agreement for the full twenty-six (26) week term of the engagement, and shall renew automatically, unless terminated under the conditions noted herein. Loudeye may discharge Regent Pacific at any time after the non-cancelable period provided that Loudeye had delivered 60-day written notice of intent to cancel this agreement. Regent Pacific may withdraw from this assignment at any time with Loudeye's consent or for good cause without Loudeye's consent. Good cause includes Loudeye's breach of this agreement (including Loudeye's failure to pay any invoice within five working days of presentation), or any fact or circumstance that would render our continuing participation in the assignment unethical or unlawful.

Expense reimbursement: In addition to the fees, any requests for compensation will also include certain charges for costs and expenses. Such costs and expenses will include, among others, charges for messenger services, air couriers, word processing services, photocopying, airfare, travel and reasonable living expenses, postage, long distance telephone, legal advice, and other charges customarily invoiced by professional firms for reimbursement of out-of-pocket expenses. Said expenses shall not include meal expenses except when Regent Pacific professionals are engaged in business-related activities and company travel. Regent Pacific will periodically present invoices to Loudeye for reimbursement of such charges, and Loudeye agrees to pay such invoices within five (5) working days of presentation.

We will provide regular teleconference progress reviews to Loudeye's Board of Directors at weekly intervals, as the work progresses. These progress reviews will include a discussion of the alternatives available to Loudeye, the performance of the company relative to the restructuring of the ongoing business. In addition, Regent Pacific requires, and Loudeye agrees, that the Board of Directors of Loudeye will be available to Regent Pacific on a reasonable consultation and communication basis and will meet with Regent Pacific in person in regularly scheduled monthly board meetings to review the status of the engagement.

Because of the breadth and nature of our practice, from time to time our firm may work for one client whose interest may be opposed to that of another client, for which we work in an unrelated matter. Please be assured that, despite any potential difference in the interests of our clients, we strictly preserve all client confidences and zealously pursue the interests of each of our clients. Loudeye agrees that it does not consider such concurrent work in unrelated matters of Loudeye and any other client of Regent Pacific to be inappropriate, and therefore waives any objections to any such present or future concurrent assignments provided; however, that such waiver shall not apply to any willful misconduct or breach of confidentiality obligations of Regent Pacific hereunder.

Except in the case of willful misconduct or gross negligence, Loudeye shall indemnify, defend, and hold Regent Pacific, its officers, directors, principals, associates, affiliates, employees, agents, and counsel, harmless against any damages, costs, fines, penalties, liabilities, attorneys' and other professional fees and disbursements, suffered, incurred by, or asserted against, Regent Pacific, its officers, directors, principals, associates, affiliates, employees, agents, and/or counsel, including any amounts incurred or paid in settlement or any judgment of any action, suit, or proceeding brought under any statute, at common law, or otherwise, which arises under or in connection with the performance by Regent Pacific of services pursuant to this agreement and any amendment or modification thereto. The obligations of Loudeye under this paragraph are hereinafter collectively referred to as "Indemnity Obligations." The Indemnity Obligations shall survive, for a period of five (5) years, any termination of Regent Pacific's services under this agreement and any amendment or modification thereto. Loudeye agrees to promptly tender any payments due to Regent Pacific, its officers, directors, principals, associates, affiliates, employees, agents, and/or counsel, under or in respect of the Indemnity Obligations, within three (3) business days following written demand by Regent Pacific, its officers, directors, principals, associates, affiliates, employees, agents, and/or counsel. Loudeye's Indemnity Obligations shall not apply to amounts paid in settlement of any loss, claim, damage, liability, or action if such settlement is effected without the consent of Loudeye, which consent shall not be unreasonably withheld.

Confidential Information: Regent Pacific and its team of crisis managers shall have access under this agreement to certain proprietary and/or confidential information with respect to Loudeye's business. Regent Pacific hereby agrees to protect such confidential information as though it were Regent Pacific's own confidential information, in accordance with the following terms and conditions:

1.	Loudeye shall permit Regent Pacific to review financial and proprietary information necessary to Regent Pacific's participation in Loudeye's management.

2.

Loudeye shall permit, and Regent Pacific shall require, review of all Loudeye Board of Director's minutes and all executive actions taken within the three months prior to the execution of this agreement.

3.

Regent Pacific shall maintain the confidentiality of all such information and prevent the unauthorized disclosure thereof. No such information shall be made available for the use of any other party or be divulged to others unless it:

(a)	is independently developed by Regent Pacific, provided that the person or persons developing same have had no access to confidential information received from Loudeye;
(b)	is or becomes publicly available; or
(c)	is rightfully and lawfully received by Regent Pacific from an independent third party.

This agreement is made under the laws of the State of California. If any legal action arises under this agreement or by reason of an asserted breach of it, the prevailing party shall be entitled to recovery all costs and expenses, including reasonable attorney's fees, incurred in enforcing or attempting to enforce the terms of this agreement.

Non-solicitation: In recognition of the fact that the Regent Pacific individuals that we provide to Loudeye under this agreement may perform similar services from time to time for others, this agreement shall not prevent Regent Pacific from performing such similar services or restrict Regent Pacific from using such individuals. Loudeye agrees that it shall not, except by mutual agreement between the parties, during the terms of this agreement nor for a period of three (3) years after its termination, solicit for employment nor employ, whether as employee or independent contractor or agent, any person who performs services under this agreement. It is agreed that in the event of a breach of this paragraph by Loudeye, it would be impractical or extremely difficult to fix actual damages and, therefore, Regent Pacific and Loudeye agree that if Loudeye breaches this paragraph, then Loudeye shall pay to Regent Pacific $487,500 per individual solicited or employed as employee, independent contractor or agent, as Liquidated Damages and not as a penalty, which is agreed by Regent Pacific and Loudeye to represent reasonable compensation for the foreseeable loss that will, in all likelihood, be incurred because of such breach.

This constitutes the entire understanding between Regent Pacific and Loudeye regarding our services. Further, this agreement supersedes and replaces any prior agreement(s) between the parties. By executing this agreement you acknowledge that you have read it carefully and understand all of its terms. This agreement cannot be modified except by further written agreement signed by each party.

If you have any questions about the foregoing, please call me. If Loudeye is in agreement with the foregoing, and it accurately represents your understanding of the agreement between Loudeye and our firm, please approve the enclosed copy of this letter, and return the approved copy to me, along with the advance retainer of $240,000 and the first four (4) week service fees of $240,000. Said payments may be wire-transferred to the account of Regent Pacific Management Corporation at Comercia Bank, 333 West Santa Clara Street, San Jose, CA 95113, Account #1890652975, Routing number 121137522. Our contact there is Zona Peterson at (408) 556-5367. If there are any questions with regard to the terms set forth herein, kindly contact me immediately. In order to maintain continuity in scheduling of our resources, we ask that we receive your affirmative response as soon as possible. In any event, this offer to provide our services will expire on February 4, 2003 unless accepted by you prior to that date, or extended in writing by an officer of Regent Pacific. Please understand that we can assume no responsibility in connection with the services to be provided under this agreement until the signed copy has been returned and the required funds as agreed to by us have been received.

Very truly yours,

REGENT PACIFIC MANAGEMENT CORPORATION

By___________________________________________
    Gary J. Sbona
    Chairman and Chief Executive Officer

THE FOREGOING IS HEREBY APPROVED AND AGREED TO:

DATED: _______________________, 2003

LOUDEYE TECHNOLOGIES, INC.
(Signifies full agreement with all terms and conditions)

By
    Mr. Johan C. Liedgren                                Title: Director
    On Behalf of the Board of Directors

By
    Mr. Charles P. Waite, Jr.                            Title: Director
    On Behalf of the Board of Directors